Exhibit 3.2

KEATING CAPITAL, INC.

AMENDMENT TO AMENDED AND RESTATED BYLAWS

WHEREAS, the Board of Directors has previously approved an Articles of Amendment to the change in the name of Keating Capital, Inc. (the “Company”) to BDCA Venture, Inc. (the “Charter Amendment”), subject to the closing of the sale by the members (“Sellers”) of Keating Investments, LLC, a Delaware limited liability company (the “Adviser”), the investment adviser to the Company, of 100% of the issued and outstanding equity interests of the Adviser to BDCA Adviser, LLC (“BDCA Adviser”), pursuant to a Membership Interest Purchase Agreement by and among BDCA Adviser, the Adviser, the Sellers and the Sellers’ Representative (the “Transaction”); and

WHEREAS, in connection with the Charter Amendment, the Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Amended and Restated Bylaws of the Company currently in effect (the “Bylaws”) to change the name of the Company from Keating Capital, Inc. to BDCA Venture, Inc., subject to the closing of the Transaction; and

WHEREAS, the Company has duly filed the Charter Amendment with the State Department of Assessments and Taxation of Maryland to be effective at 4:01 p.m. Eastern time on July 1, 2014, subject to the closing of the Transaction; and

WHEREAS, pursuant to Article XIV of the Company’s Bylaws, the Board of Directors has the power, at any time, to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws;

NOW, THEREFORE, BE IT RESOLVED, the Board of Directors does hereby amend its Bylaws as set forth below effective upon the effectiveness of the Charter Amendment;

FIRST:  The Bylaws are hereby amended by replacing “Keating Capital, Inc.” in each place in which such name appears in the Bylaws with “BDCA Venture, Inc.”

SECOND:  This amendment to the Bylaws was approved by the Board of Directors of the Company in accordance with its Bylaws by resolutions duly adopted by the Board of Directors at a special meeting held on April 9, 2014.

Dated: July 1, 2014